Exhibit 99.1

FOR IMMEDIATE RELEASE

Green Plains Reports Second Quarter 2017 Financial Results

•	Net loss of $16.4 million, or $(0.41) per diluted share

•	EBITDA of $24.1 million

•	Segment EBITDA, excluding ethanol production and corporate activities, of $33.8 million

•	Company expects better third and fourth quarter performance

OMAHA, Neb., July 31, 2017 (GLOBE NEWSWIRE) – Green Plains Inc. (NASDAQ:GPRE) today announced financial results for the second quarter of 2017. Net loss attributable to the company was $16.4 million, or $(0.41) per diluted share, for the second quarter of 2017 compared with net income of $8.2 million, or $0.21 per diluted share, for the same period in 2016. Revenues were $886.3 million for the second quarter of 2017 compared with $887.7 million for the same period last year.

“While ethanol margins were weak, our food and ingredients and ag and energy segments generated over $17 million in quarterly EBITDA led by strong performance from Fleischmann’s Vinegar and our cattle operations, further validating the strategy we put in place,” said Todd Becker, president and chief executive officer. “We proactively took action against the weakened ethanol margin environment by idling approximately 50 million gallons, or 40%, of production capacity in June. While we have returned to full production, we will remain disciplined in our response to supply/demand imbalances. Although volumes were lower this quarter, the partnership segment contribution was strong with over $16 million of EBITDA.”

“Both U.S. and global demand remain strong for ethanol. U.S. ethanol exports are 48% ahead of last year through May, putting us on pace to export between 1.1 to 1.3 billion gallons this year,” Becker added. “We are encouraged by the recent change allowing 10% ethanol blends in a large portion of Mexico and the momentum we are seeing with E15 station adoption, which has increased demand for higher blends in the U.S.”

During the second quarter, Green Plains produced 275.5 million gallons of ethanol compared with 274.3 million gallons for the same period in 2016. The consolidated ethanol crush margin was $18.9 million, or $0.07 per gallon, for the second quarter of 2017 compared with $42.3 million, or $0.15 per gallon, for the same period in 2016. The consolidated ethanol crush margin is the ethanol production segment’s operating income before depreciation and amortization, which includes corn oil production, plus intercompany storage, transportation and other fees, net of related expenses.

“Our segment EBITDA, excluding ethanol production and corporate activities, was approximately $71 million for the first half of 2017 and we expect these segments will generate approximately $150 million of EBITDA this year, including our stake in Green Plains Partners, which remains a significant driver of value for our shareholders,” commented Becker. “Our strategy to diversify our revenue and income streams and provide more predictable cash flows for Green Plains’ shareholders remains a key focus of our growth objectives.”

Revenues attributable to the company were $1.8 billion for the six-month period ended June 30, 2017, compared with $1.6 billion for the same period in 2016. Net loss for the six-month period ended June 30, 2017, was $20.0 million, or $(0.51) per diluted share, compared with net loss of $15.9 million, or $(0.42) per diluted share, for the same period in 2016.

“During the quarter, the platform generated free cash flow and we continue to maintain ample liquidity,” stated Becker. “We invested $51 million of growth capital during the quarter to acquire two cattle feed yards, expand vinegar production capacity and continue constructing our new export terminal in Beaumont. We used $8.5 million of cash, along with 2.8 million shares of common stock, to extinguish $56.3 million of convertible debt, paid $4.7 million in dividends and ended the quarter with $225 million of total cash on the balance sheet and $171 million of available liquidity.”

“While we’re not happy with the bottom line results this quarter, our balance sheet remains strong and we will continue to focus on growing and diversifying our business going forward. Based on current markets, we expect better performance in the third and fourth quarters and will move quickly to reduce volatility and lock away margins as they expand from here.”

Recent Developments

•	On July 28, 2017, Green Plains’ wholly owned subsidiary, Green Plains Trade, amended its senior secured revolving credit agreement, increasing the maximum commitment from $150 million to $300 million and extending the maturity date from Nov. 26, 2019, to July 28, 2022. The amendment reduces the interest rate spreads, increases inventory advance rates and expands eligible inventory locations and commodities.

•	On May 16, 2017, Green Plains Cattle Company LLC completed the acquisition of two cattle feed yards from Cargill Cattle Feeders, LLC for approximately $37.2 million, plus certain working capital adjustments. The transaction includes feed yards located in Leoti, Kan. and Yuma, Colo., adding combined cattle capacity of 155,000 head to the company’s operations, supported by a long-term supply agreement with Cargill Meat Solutions.

•	On April 28, 2017, Green Plains Cattle entered into an amendment of its senior secured asset-based revolving credit facility to finance the expanded working capital requirements for the cattle feedlot operations. The amendment increased the maximum commitment from $100 million to $200 million until July 31, 2017, at which time it was increased again to $300 million. The maturity date was also extended from Oct. 31, 2017, to April 30, 2020.

•	During the second quarter, Green Plains entered into privately negotiated agreements with holders, on behalf of certain beneficial owners, of the company’s 3.25% Convertible Senior Notes due 2018. Under these agreements, the company exchanged approximately 2.8 million shares of its common stock and $8.5 million in cash for approximately $56.3 million in aggregate principal amount of the 2018 notes. The company incurred a non-cash charge of $1.3 million, before taxes, related to the debt extinguishment.

Results of Operations

Consolidated revenues decreased $1.5 million for the three months ended June 30, 2017, compared with the same period in 2016. Revenues were impacted by decreased grain trading activity and lower average realized prices for distillers grains. This was partially offset by an increase in revenues related to ethanol volumes sold plus the additions of Fleischmann’s Vinegar during the fourth quarter of 2016 and the cattle feedlots during the first and second quarters of 2017.

Operating income decreased $31.2 million for the three months ended June 30, 2017, compared with the same period last year primarily due to decreased margins on ethanol production. Interest expense increased $8.9 million for the three months ended June 30, 2017, compared with the same period in 2016, primarily due to higher average debt outstanding and borrowing costs, as well as the expense recorded on the extinguishment of a portion of the 3.25% convertible notes. Income tax benefit was $9.7 million for the three months ended June 30, 2017, compared with income tax expense of $5.5 million for the same period in 2016.

Earnings before interest, income taxes, depreciation and amortization (EBITDA) for the second quarter of 2017 was $24.1 million compared with $47.7 million for the same period last year.

Segment Information

During the fourth quarter of 2016, management restructured its operating segments. The four segments are: (1) ethanol production, which includes ethanol, distillers grains and corn oil production, (2) agribusiness and energy services, which includes grain handling and storage, commodity marketing and merchant trading, (3) food and ingredients, which includes the vinegar, cattle feedlot and food-grade corn oil operations and (4) partnership, which includes fuel storage and transportation services. Intercompany fees charged to the ethanol production segment for storage and logistics services, grain procurement and product sales are included in the partnership, and agribusiness and energy services segments and eliminated upon consolidation. Third party costs of grain consumed and revenues from product sales are reported directly in the ethanol production segment. Prior periods have been reclassified to conform to the revised segment presentation.

GREEN PLAINS INC.

SEGMENT OPERATIONS

(unaudited, in thousands)

	Three Months Ended June 30,				Six Months Ended June 30,
	2017	2016	% Var.		2017	2016	% Var.
Revenues:
Ethanol production	$618,846	$595,168	4.0%		$1,240,221	$1,123,496	10.4%
Agribusiness and energy services	160,536	211,747	(24.2)		338,339	379,301	(10.8)
Food and ingredients	116,697	87,484	33.4		214,757	146,232	46.9
Partnership	25,065	25,493	(1.7)		52,294	49,281	6.1
Intersegment eliminations	(34,881)	(32,165)	8.4		(71,664)	(61,379)	16.8

	$886,263	$887,727	(0.2)%		$1,773,947	$1,636,931	8.4%

Gross margin:
Ethanol production	$6,200	$29,730	(79.1	) %	$28,437	$23,560	20.7%
Agribusiness and energy services	8,426	16,670	(49.5)		19,835	24,809	(20.0)
Food and ingredients	16,688	6,443	159.0		31,713	5,937	434.2
Partnership	25,065	25,493	(1.7)		52,294	49,281	6.1
Intersegment eliminations	(135)	(133)	1.5		(247)	(867)	(71.5)

	$56,244	$78,203	(28.1)%		$132,032	$102,720	28.5%

Depreciation and amortization:
Ethanol production	$20,142	$15,150	33.0%		$40,484	$30,930	30.9%
Agribusiness and energy services	659	947	(30.4)		1,319	1,253	5.3
Food and ingredients	3,240	274	*		6,120	545	*
Partnership	1,247	1,488	(16.2)		2,501	2,705	(7.5)
Corporate activities	900	842	6.9		1,847	1,413	30.7

	$26,188	$18,701	40.0%		$52,271	$36,846	41.9%

Operating income (loss):
Ethanol production	$(22,459)	$7,558	* %		$(29,057)	$(22,007)	32.0%
Agribusiness and energy services	3,083	9,766	(68.4)		9,452	13,503	(30.0)
Food and ingredients	10,714	5,758	86.1		20,340	4,395	362.8
Partnership	14,798	14,803	—		31,417	27,874	12.7
Corporate activities	(9,842)	(10,381)	(5.2)		(18,391)	(18,209)	1.0
Intersegment eliminations	(80)	(95)	(15.8)		(155)	(793)	(80.5)

	$(3,786)	$27,409	(113.8)%		$13,606	$4,763	185.7%

EBITDA:
Ethanol production	$(873)	$22,744	*	%	$12,951	$9,008	43.8%
Agribusiness and energy services	3,747	11,881	(68.5)		10,760	14,936	(28.0)
Food and ingredients	13,955	6,042	131.0		26,469	4,965	433.1
Partnership	16,066	16,312	(1.5)		33,960	30,621	10.9
Corporate activities	(8,742)	(9,009)	(3.0)		(16,063)	(16,505)	(2.7)
Intersegment eliminations	(80)	(314)	(74.5)		(155)	(1,135)	(86.3)

	$24,073	$47,656	(49.5)%		$67,922	$41,890	62.1%

*	Percentage variance not considered meaningful.

GREEN PLAINS INC.

SELECTED OPERATING DATA

(unaudited, in thousands)

	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	% Var.	2017	2016	% Var.
Ethanol production
Ethanol (gallons)	275,539	274,271	0.5%	601,965	521,226	15.5%
Distillers grains (equivalent dried tons)	728	734	(0.8)	1,605	1,381	16.2
Corn oil (pounds)	65,685	64,514	1.8	141,042	124,354	13.4
Corn consumed (bushels)	95,680	95,638	—	209,165	182,169	14.8

Agribusiness and energy services
Domestic ethanol sold (gallons)	344,158	324,697	6.0	637,908	601,853	6.0
Export ethanol sold (gallons)	36,794	30,967	18.8	102,639	79,972	28.3

	380,952	355,664	7.1	740,547	681,825	8.6
Food and ingredients
Company cattle on feed (daily average head)	89	66	34.8	76	63	20.6
Customer cattle on feed (daily average head)	100	2	*	53	2	*

Partnership
Storage and throughput (gallons)	284,496	278,879	2.0	605,578	526,389	15.0

*	Percentage variance not considered meaningful.

GREEN PLAINS INC.

CONSOLIDATED CRUSH MARGIN

(unaudited, in thousands except per gallon amounts)

	Three Months Ended June 30,		Three Months Ended June 30,
	2017	2016	2017	2016
	($ in thousands)		($ per gallon produced)
Ethanol production operating income (loss)	$(22,459)	$7,558	$(0.08)	$0.03
Depreciation and amortization	20,142	15,150	0.08	0.05

Total ethanol production	(2,317)	22,708	(0.00)	0.08
Intercompany fees, net:
Storage and logistics (partnership)	14,757	15,006	0.05	0.05
Marketing and agribusiness fees (agribusiness and energy services)	6,451	4,630	0.02	0.02

Consolidated crush margin	$18,891	$42,344	$0.07	$0.15

Liquidity and Capital Resources

On June 30, 2017, Green Plains had $225.0 million in total cash and cash equivalents, and $171.1 million available under revolving credit agreements, some of which are subject to restrictions and other lending conditions. Subsequent to June 30, 2017, the company increased the availability under two credit facilities by a total of $250 million. Total debt outstanding was $1,081.4 million, including $341.5 million outstanding under working capital revolvers and other short-term borrowing arrangements for the agribusiness and energy services, and the food and ingredients segments at June 30, 2017.

Conference Call Information

On Aug. 1, 2017, Green Plains Inc. and Green Plains Partners LP will host a joint conference call at 11 a.m. Eastern time (10 a.m. Central time) to discuss second quarter 2017 financial and operating results for each company. Domestic and international participants can access the conference call by dialing 888.417.8531 and 719.457.2080, respectively. The company advises participants to call at least 10 minutes prior to the start time. Alternatively, the conference call, transcript and presentation will be accessible on Green Plains’ website at http://investor.gpreinc.com/events.cfm.

Non-GAAP Financial Measures

Management uses earnings before interest, income taxes, depreciation and amortization, or EBITDA, segment EBITDA and consolidated ethanol crush margin to measure the company’s financial performance and to internally manage its businesses. Management believes these measures provide useful information to investors for comparison with peer and other companies. These measures should not be considered alternatives to net income or segment operating income, which are determined in accordance with generally accepted accounting principles (GAAP). These non-GAAP calculations may vary from company to company. Accordingly, the company’s computation of EBITDA, segment EBITDA and consolidated ethanol crush margins may not be comparable with similarly titled measures of another company.

About Green Plains Inc.

Green Plains Inc. (NASDAQ:GPRE) is a diversified commodity-processing business with operations related to ethanol production, grain handling and storage, cattle feedlots, food ingredients, and commodity marketing and logistics services. The company is the second largest consolidated owner of ethanol production facilities in the world with 17 dry mill plants, producing nearly 1.5 billion gallons of ethanol at full capacity. Green Plains owns a 62.5% limited partner interest and a 2.0% general partner interest in Green Plains Partners. For more information about Green Plains, visit www.gpreinc.com.

About Green Plains Partners LP

Green Plains Partners LP (NASDAQ:GPP) is a fee-based Delaware limited partnership formed by Green Plains Inc. to provide fuel storage and transportation services by owning, operating, developing and acquiring ethanol and fuel storage tanks, terminals, transportation assets and other related assets and businesses. For more information about Green Plains Partners, visit www.greenplainspartners.com.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements reflect management’s current views, which are subject to risks and uncertainties including, but not limited to, anticipated financial and operating results, plans and objectives that are not historical in nature. These statements may be identified by words such as “believe,” “expect,” “may,” “should,” “will” and similar expressions. Factors that could cause actual results to differ materially from those expressed or implied include: competition in the industries in which Green Plains operates; commodity market risks, financial market risks; counterparty risks; risks associated with changes to federal policy or regulation; risks related to closing and achieving anticipated results from acquisitions; risks associated with the joint venture to commercialize algae production and growth potential of the algal biomass industry; risks associated with the recent acquisitions of three ethanol plants, Fleischmann’s Vinegar and three cattle feedlots; and other risks discussed in Green Plains’ reports filed with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Green Plains assumes no obligation to update any such forward-looking statements, except as required by law.

Consolidated Financial Results

GREEN PLAINS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2017	December 31, 2016
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$195,442	$304,211
Restricted cash	29,592	51,979
Accounts receivable, net	134,885	147,495
Inventories	444,738	422,181
Other current assets	61,569	74,710

Total current assets	866,226	1,000,576
Property and equipment, net	1,199,080	1,178,706
Other assets	331,317	327,210

Total assets	$2,396,623	$2,506,492

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$139,732	$192,275
Accrued and other liabilities	44,933	67,473
Short-term notes payable and other borrowings	341,463	291,223
Current maturities of long-term debt	6,178	35,059
Other current liabilities	8,165	8,916

Total current liabilities	540,471	594,946
Long-term debt	733,780	782,610
Other liabilities	131,405	149,745

Total liabilities	1,405,656	1,527,301

Stockholders’ equity
Total Green Plains stockholders’ equity	874,369	862,507
Noncontrolling interests	116,598	116,684

Total liabilities and stockholders’ equity	$2,396,623	$2,506,492

GREEN PLAINS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	% Var.	2017	2016	% Var.
Revenues
Product	$884,712	$885,772	(0.1)%	$1,770,924	$1,632,956	8.4%
Service	1,551	1,955	(20.7)	3,023	3,975	(23.9)

Total revenues	886,263	887,727	(0.2)	1,773,947	1,636,931	8.4

Costs and expenses
Cost of goods sold	830,019	809,524	2.5	1,641,915	1,534,211	7.0
Operations and maintenance	8,267	8,504	(2.8)	16,798	17,149	(2.0)
Selling, general and administrative	25,575	23,589	8.4	49,357	43,962	12.3
Depreciation and amortization	26,188	18,701	40.0	52,271	36,846	41.9

Total costs and expenses	890,049	860,318	3.5	1,760,341	1,632,168	7.9

Operating income (loss)	(3,786)	27,409	*	13,606	4,763	185.7

Other income (expense)
Interest income	314	368	(14.7)	678	778	(12.9)
Interest expense	(19,430)	(10,499)	85.1	(37,926)	(21,297)	78.1
Other, net	1,357	1,178	15.2	1,367	(497)	*

Total other expense	(17,759)	(8,953)	98.4	(35,881)	(21,016)	70.7

Income (loss) before income taxes	(21,545)	18,456	*	(22,275)	(16,253)	37.1
Income tax expense (benefit)	(9,749)	5,471	*	(12,130)	(9,422)	28.7

Net income (loss)	(11,796)	12,985	*	(10,145)	(6,831)	48.5
Net income attributable to noncontrolling interests	4,570	4,794	(4.7)	9,818	9,116	7.7

Net income (loss) attributable to Green Plains	$(16,366)	$8,191	* %	$(19,963)	$(15,947)	25.2%

Earnings per share:
Net income (loss) attributable to Green Plains – basic	$(0.41)	$0.21		$(0.51)	$(0.42)

Net income (loss) attributable to Green Plains – diluted	$(0.41)	$0.21		$(0.51)	$(0.42)

Weighted average shares outstanding:
Basic	40,220	38,425		39,326	38,311

Diluted	40,220	38,536		39,326	38,311

*	Percentage variance not considered meaningful.

GREEN PLAINS INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited, in thousands)

	Six Months Ended June 30,
	2017	2016
Cash flows from operating activities:
Net loss	$(10,145)	$(6,831)
Noncash operating adjustments:
Depreciation and amortization	60,196	41,433
Deferred income taxes	(12,896)	(17,936)
Other	5,460	5,214
Net change in working capital	(55,201)	(16,946)

Net cash provided (used) by operating activities	(12,586)	4,934

Cash flows from investing activities:
Purchases of property and equipment	(27,985)	(29,084)
Acquisition of a business, net of cash acquired	(61,727)	(19,935)
Distributions from (investments in) unconsolidated subsidiaries	(8,849)	994

Net cash used by investing activities	(98,561)	(48,025)

Cash flows from financing activities:
Net proceeds (payments) – long-term debt	(32,539)	44,777
Net proceeds (payments) – short-term borrowings	50,021	18,416
Other	(15,104)	(18,049)

Net cash provided by financing activities	2,378	45,144

Net change in cash and cash equivalents	(108,769)	2,053
Cash and cash equivalents, beginning of period	304,211	384,867

Cash and cash equivalents, end of period	$195,442	$386,920

GREEN PLAINS INC.

RECONCILIATIONS TO NON-GAAP FINANCIAL MEASURES

(unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net income (loss)	$(11,796)	$12,985	$(10,145)	$(6,831)
Interest expense	19,430	10,499	37,926	21,297
Income tax expense (benefit)	(9,749)	5,471	(12,130)	(9,422)
Depreciation and amortization	26,188	18,701	52,271	36,846

EBITDA	$24,073	$47,656	$67,922	$41,890

Contact: Jim Stark | Vice President, Investor & Media Relations | 402.884.8700 | jim.stark@gpreinc.com

###